Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-3 of United Insurance Holdings Corp. of our report dated March 15, 2017, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of United Insurance Holdings Corp., appearing in the Annual Report on Form 10-K of United Insurance Holdings Corp. for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Omaha, NE
October 31, 2017